Issuer Free Writing Prospectus
Filed Pursuant To Rule 433
Registration Statement No. 333-128888
June 14, 2006
Disclaimer
The issuer has filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (713) 335-4000.

The prospectus relating to this offering is available by clicking on the following link:
http://www.sec.gov/Archives/edgar/data/1340282/000119312506027644/d424b3.htm.

Annual Meeting of the Stockholders
June 14, 2006
Houston, Texas

WILCOX 14
Corporate Profile

*Includes cured non-consent properties.  Reserve information based on 12/31/05.
Corporate Profile (as of 12/31/05)
➢
Established as separate entity July 2005.
➢
Total employee count:                111
➢
Principal Offices:      Houston, Texas

                                     Denver, Colorado
➢
Field Offices:             Rio Vista, California
Laredo, Texas
➢
Net producing wells:                    487
➢
Proved Reserves*:                       379 Bcfe
➢
Historical drilling success:         >80%
➢
Significant proved, probable and other development drilling
location inventory of just under 600.

Corporate Profile (continued)
➢
Issued 50 MM common shares July 2005 under Section 144A.
➢
Initial financing included borrowings of $325 MM.
➢
Became publicly traded entity in February 2006.
➢
Stock trades on NASDAQ under symbol “ROSE”.
➢
First Quarter 2006 production of 85.4 MMcfe/day, up 17% from Second Half 2005
➢
Cumulative earnings of $27 MM through First Quarter 2006.
➢
Book capitalization at March 31, 2006
Debt        $240 MM
Equity        757
Total        $997 MM

Key Elements of Strategy
The following are key elements of our strategy:
➢
Further development of the significant remaining upside potential of our properties.
➢
Exploration growth focus in the niche areas in which we have technological and operational advantages.
➢
Target opportunities where we believe our reservoir management and operational expertise will enhance the value and performance of acquired properties.
➢
Maintain the technological expertise that helped us to achieve a historical drilling success rate of over 80%.
➢
Strive to minimize our operating costs by concentrating our assets within specific geographic areas.
➢
Actively manage our exposure to commodity price risk in the marketing of our oil and natural gas production.

2006-2008 Business Plans – Three Year Goals
➢
Double production to over 200 MMcfe/d.
➢
Increase proved reserves to 1 Tcfe.
➢
Increase enterprise value to over $3 Billion.
➢
Increase stock price to over $45/share.

Total Proved*
379 Bcfe
96% Gas
Sacramento Basin
Proved - 162 Bcfe (43%)
Rio Vista
Rockies
Proved - 4 Bcfe (1%)
Uinta Basin
Denver
DJ Basin
San Juan Basin
Other Areas
Proved - 28 Bcfe (7%)
Magnolia
Houston
Laredo
South Texas Lobo
Proved - 154 Bcfe (41%)
Gulf of Mexico
Proved - 17 Bcfe (4%)
State Waters
Proved - 3 Bcfe (1%)
South Texas Perdido
Proved - 11 Bcfe (3%)
LEGEND
Major Producing Areas
Major Activity Areas
Other Producing Areas
Offices
Headquarters

Rosetta

Proved Reserves (at 12/31/05)
*Includes cured non-consent properties, representing 20
Bcfe.

Reserves & Values (at 12/31/05)
Proved
Undeveloped
133 Bcfe
Proved
Developed
246 Bcfe
Proved
Undeveloped
$474 MM
Proved
Developed
$925 MM
Reserves = 379 Bcfe
NPV10 = $1,399 MM*
*Includes cured non-consent properties, representing $73 MM (PV10).

Drillable Locations – Proved, Probable and Development
Sacramento Basin	128
DJ Basin	213
San Juan Basin	44
Uinta	35
Lobo	84
Perdido	48
Offshore	6
Other Onshore	9
Total	567
(at 12/31/05)

ST 100 1
1st Quarter 2006 Financial Results

Summary Consolidated Income Statement ($MM)
Three Months Ended
March 31, 2006
(unaudited)
Total Revenue	$64.5

Total Operating Costs & Expenses	$46.1

Operating Income	$18.4

Net Income	$9.5

EPS Diluted	$0.19

Weighted Average Shares - Diluted	50,355,256

Summary Consolidated Statement of Cash Flows ($MM)
Three Months Ended
March 31, 2006
(unaudited)
Net cash provided by operating activities	$41.0

Net cash used in investing activities	(36.2)

Net cash used in financing activities	(0.8)

Net increase in cash	$4.0

Cash and cash equivalents, beginning of period	99.7

Cash and cash equivalents, end of period	$103.7

Consolidated Balance Sheet  ($MM)
Three Months Ended
March 31, 2006
(unaudited)
Total Assets	$1,111.7

Liabilities and Stockholders’ Equity

Other Liabilities	$ 114.6
Long term debt	240.0
Stockholder’s equity	757.1

Total Liabilities & Stockholders’ Equity	$1,111.7

Hedge Position (MMBtu/day)
	2006	2007	2008	2009
Fixed Price Swaps
PG&E – City Gate	23,760	18,860	15,600	12,975
Houston Ship Channel	14,868	12,208	10,693	9,216
Tennessee Zone 0	6,372	5,232	4,583	3,950
TOTAL	45,000	36,300	30,876	26,141
Average Price	$7.92	$7.62	$7.30	$6.99
Collars
PG&E City Gate	3,000	--	--	--
Houston Ship Channel	7,000	--	--	--
TOTAL	10,000	--	--	--
Average Price
Floor	$8.83	--	--	--
Ceiling	$14.00	--	--	--

➢
  Contractual gas sales continuing.
➢
  Non-consent property status report presented to Calpine.
➢
  Settlement discussions underway.
➢
  Objective is global solution:
▪
  Calpine conveys good title for non-consent properties for $68 MM.
▪
  Preferential right properties retained by Calpine. Rosetta retains $7 MM.
▪
  Settlement statement finalized.
▪
  Other administrative matters settled to satisfaction of Rosetta.
Calpine Transaction

DRIVER 20-1
Operations Update

84% Success Rate
Wells Drilled
Gross		Net
Lobo	3	3.0
Perdido	3	1.5
Gulf of Mexico	2	0.8
California	13	13.0
Rockies	9	9.0
Other	12	5.7
Total	42	33.0
Drilling Activity Recap – 2006 Year To Date

SYMBOL HIGHLIGHT
DRILLED WELLS
CURRENTLY DRILLING
REMAINING 2006 DRILLING
2005 RECOMPLETIONS
2006 IN PROGRESS RECOMPLETIONS
2006 PROPOSED RECOMPLETIONS

Rosetta

Sacramento Basin
➢
167 producing wells and over 62,000 net acres
in the Rio Vista Field.
➢
Current average net production 34 MMcfe/d*.
➢
143 currently shut-in or idle wells, 88 proved and
probable potential drilling locations, 40 potential
development drilling locations, and numerous
workover and recompletion projects.
➢
Over 50 leads and prospects in the Sacramento
Basin Extension have been catalogued to date,
with numerous wells identified and believed to
contain bypassed pay.
➢
Began a drilling program in early November
2005, drilled 13 wells to date, all successful. 5
wells currently on production, 8 wells to be
producing by July 2006.
➢
Expect to drill an additional 16 wells in 2006.
Two drilling rigs active in field.
➢
One completion rig currently working on Rosetta
properties in the Rio Vista Field area, has
performed 18 recompletions since June 30,
2005.  Expect to get 2 more completion rigs by
July 2006.
*Includes cured non-consent properties.

110 Story
Building
9,100’ Interval
    2,774 Meters
2,300 Feet
701 Meters
11,400 Feet
3,475 Meters
WINTERS
10,800 Feet
3,292 Meters
1,450 Feet
  442
Meters
Rio Vista Type Log

Rio Vista Stratigraphic Column
Gas Zones
TERTIARY
CRETACEOUS
MIO.-PLIO.-PLEIST.
OLIG.
EOCENE
PALEOCENE
UPPER
UNDIFFERENTIATED NON-MARINE
MARKLEY GORGE FILL
SIDNEY
MARKLEY
NORTONVILLE
EMIGH
CAPAY
HAMILTON
ANDERSON
MARTINEZ
McCORMICK
MOKELUMNE
BUNKER
STARKEY
PETERSEN
K-1
WINTERS

Deterding 7
PA 54
Welch 17
Wilcox 12
RVGU 240
RVGU 263
Wilcox 13
Welch 13
PA 55
RVGU 262
RVGU 261
RVGU 265
Wilcox 14

Rio Vista Wells  (November 5, 2005 – June 5, 2006)

➢
Over 1.1 Tcf of gas produced to the
North, East and South of Rio Vista field.
➢
Only 5 penetrations to date in this
90-square mile field.
➢
Welch 13 well, completed in Winters
Play with initial producing rate of 3
MMcfe/d.
➢
Wilcox 14 well has reached total depth
with good log shows, will test third week
in June.
➢
Identification of additional locations
currently underway.
Rio Vista Unit
Sacramento Basin Winters Play

Miocene and Frio Amplitude Plays
Anomalina and Vicksburg Amplitude Play
Upper Wilcox Structural Plays
Lobo Play
Perdido Play
Middle and Lower Wilcox Plays
Sligo Reef Structural Plays
South Texas Trends

S. Callaghan and El Corazon Ranch (42,000 est. of the total) average
➢
The Company has approximately
70,000 net acres (est.) square miles of  3-D seismic.
➢
220 active operated and 100
non-operated wells.
➢
Current net production is 24
MMcfe/day.
➢
90 proved and probable locations.
➢
Drilled three wells to date, all
successful.  Net production is 5.5
MMcfe/day.
➢
Plan to drill 13  additional wells in
2006.
➢
Two rigs under contract.
South Texas – Lobo

Perdido Acreage
➢
Company owns a 50% non-operated
working interest in approximately 18,000
net acres (est.) in the Perdido Sand Trend.
➢
Horizontal drilling has been very successful
in developing these sands at 9,500 to
12,000 feet.
➢
Currently have 28 producing wells of which
8 are horizontal.
➢
Last three infill horizontal wells are
averaging a total of 24 MMcfe/d gross.
➢
Current net production is 13 MMcfe/d.
➢
All future 48 locations will be horizontal.
➢
3 new wells drilled in 2006 to date. One well
is producing 10 MMcfe/d, second well is
being fracture stimulated and is scheduled
to be producing second week of June 2006.
  The third well is waiting on a completion rig.
➢
7 additional wells planned for 2006.
South Texas – Perdido

Gulf of Mexico Activity Areas
➢
Working interest in 11 blocks
ranging from 20% to 100% (NRI
of 15% - 79%).
➢
Current net production is 8
MMcfe/day from 6 producing
wells.
➢
22,000 net acres (est.) under
lease.
➢
A recent discovery at Main Pass
118 tested 12.4 MMcf/day and
512 Bbls/day.
➢
An additional adjacent prospect
(much larger amplitude) on MP
117 is currently drilling. Rosetta’s
W.I. = 25%.
➢
Successful bidder in 2006
offshore lease sale with a 50%
working interest in two South
Timbalier blocks.
New Leases
Drilling
Current Producer

Texas State Waters
➢
The Company is exploring in
the Vicksburg and Frio trends
in Galveston Bay, Texas,
pursuing sands that exhibit
strong hydrocarbon indicators
on 3-D seismic.
➢
Current net production is 3
MMcfe/day.
➢
Three successful wells have
been drilled.
➢
Five additional locations are
planned, with working interest
of 28.9%.  Two will be drilled in
2006.
T B - 2
St Tr 100 Ut
Bonefish
Kerr McGee Farm-Out
Dolphin
 Producing
Drilling
Location
TEXAS STATE WATERS

Basin	Locations	Planned 2006 Wells
DJ	213	70
San Juan	44	26
Uinta	35	4
Green River	2	2
Total	294	102

Rosetta

KGA 18-13 Colorado
   Coiled Tubing Drilling
Rocky Mountain Focus Areas

➢
Producing formation – Niobrara chalk at
2,500 feet.
➢
Company owns 72,000 net acres in this
shallow gas play.
➢
Expect to drill approximately 213 additional
locations, majority 80-acre spacing, on our
existing leases and leases being finalized
with 70 planned in 2006.
➢
This 3-D supported play has been approved
for 40-acre spacing.  61 square miles of 3-D
survey acquired in 2006.
➢
Drilling and completion cost per well is
$200,000.
     Rosetta Leases
DJ Basin
Rocky Mountains – DJ Basin

➢
8,481 net acres with Fruitland
Coal potential at 1,600 feet.
➢
Company has identified 49
drillable development
locations.
➢
Drilling and completion costs
of $280,000 per well.
➢
Drilled and completed 3 wells
to date.
     Rosetta
Leases
San Juan Basin
Rocky Mountains – San Juan Basin

RED WASH
NATURAL BUTTES
COUNTY
QUESTAR WELL PRODUCING
8S 23E
8S 24E
PLUNGING STRUCTURAL NOSE
BIG VALLEY UNIT OUTLINE
U
D
9S 24E
WELL
TESTING
GREEN RIVER

Uinta Basin
     Rosetta
Leases
➢
Actively pursuing an emerging Mesa
Verde and Wasatch basin-centered
gas play in Eastern Utah, 6500-7500
ft. depths.
➢
The Company has 2,800 net acres
under lease in the Uinta Basin.
➢
35 drillable locations  (4 probable).
➢
Leased additional acreage to South.
➢
Successful farmout of additional
acreage.
➢
3-D seismic shoot completed and
processed.
Rocky Mountains – Uinta Basin

2006 Capital Expenditures ($MM)
Onshore Other, $2.9
Other, $5.0
International, $5.0
California, $41.9
Tx Other, $19.5
Tx State Waters, $8.1
Perdido, $27.5
Rockies, $30.4
Mid-Con, $1.4
LOBO, $32.2
Offshore, $25.5

Rosetta

(In Millions)
Northern	$73.7
Southern	$115.7
Other	$ 5.0
International	$ 5.0
Total	$199.4
2006 Capital Expenditures  (Est.)

➢ Well Activity
▪ Drill	188 Wells
▪ Recompletions / Workovers	68 Wells
➢ Average Production	110 MMcfe/d
➢ Capital Expenditures	$199 MM
➢ Proved Reserve Additions	80 Bcfe
2006 Goals

1st Quarter Average Rate		85 MMcfe/d

Current Rate		95 MMcfe/d

Addition by end of 2006
15 Lobo Wells	10
7 Perdido Wells	10
Gulf of Mexico/State Waters	5
16 Sacramento Basin Wells	15
Rockies	5
Subtotal	45

Target 2006 Exit Rate		140 MMcfe/d
How Are We Going To Meet Our Production Objectives?

Proved reserve adds to date	35 Bcfe

Additional 16 wells in Sacramento Basin	13
Additional San Juan & DJ Basin Wells	15
Additional 7 wells in Perdido	12
Gulf of Mexico / State Waters	5

Target 2006 Reserve Adds	80 Bcfe
How Are We Going To Meet Our Reserve Add Objectives?

Investment Considerations
➢
Quality Asset Base
➢
Production Growth Momentum
➢
Significant Drilling Location Inventory
➢
Competitive Cost Structure
➢
Strong Balance Sheet

Conclusion
EC 89

Forward-Looking Statements
This presentation may contain “forward-looking statements” within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in these statements. These risks include, but are not limited to:, the risks inherent and specific to, the oil and gas industry and risk that effect business’ in general. Additional information on these and other factors which could affect the Company’s operations or financial result are included in the Company’s other reports on file with the United States Securities and Exchange Commission. Forward-looking statements are based on the estimate and opinion of the Company’s management at the time the statements are made. The Company assumes no obligation to update forward-looking statements should circumstance or management’s estimates or opinions change.